Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of SRAM International Corporation of our report dated May 11, 2011, except for the change in segments measure discussed in Note 13 to the consolidated financial statements, as to which the date is September 30, 2011 relating to the consolidated financial statements of SRAM Holdings, LLC, and of our report dated June 23, 2011 relating to the financial statement of SRAM International Corporation, both of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 1, 2011